UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 14, 2014

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

________________

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

7621 Little Avenue, Suite 414, Charlotte, NC 28226

(Address of principal executive office) (zip code)

(704) 366-5122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

ITEM 8.01.	Other Events.

As previously reported by Chanticleer Holdings, Inc. (the “Company”), on March 31, 2014, a Stipulation and Agreement of Settlement (the “Settlement Agreement”) and a motion seeking preliminary approval thereof was filed in Case No. 12-cv-81123, Francis Howard, Individually and on Behalf of All Others Similarly Situated v. Chanticleer Holdings, Inc., Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz, Keith Johnson, Mark Hezlett, Merriman Capital, Inc., Dawson James Securities, Inc., and Creason & Associates, P.L.L.C. . On August 14, 2014, the Court approved the Settlement Agreement at the final hearing.

As previously reported by the Company, the Settlement Agreement provides for payment by XL Specialty Insurance Co., the insurance carrier of the Company, Michael D. Pruitt, Eric S. Lederer, Michael Carroll, Paul I. Moskowitz and Keith Johnson (the “Chanticleer Defendants”), in the amount of $837,500 and payment by Creason & Associates, P.L.L.C. (“Creason”) in the amount of $12,500. As a result of the Court’s approval of the Settlement Agreement, the settlement has been fully funded and the funds are being held in an interest-bearing escrow account for the benefit of Lead Plaintiff Francis Howard and Plaintiff Ja’Marr Comer (the “Plaintiffs”) and all others similarly situated. In the absence of an appeal, the settlement is expected to become final on September 15, 2014. Thereafter, upon application of lead counsel on behalf of the class, the settlement administrator will distribute payments as follows: payment of Plaintiff’s attorneys’ fees and expenses and interest thereon, payment of taxes and expenses, and payment of the balance of the settlement fund to authorized claimants on a pro-rata basis. Any unclaimed settlement funds will not be returned to the Chanticleer Defendants or Creason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2014

Chanticleer Holdings, Inc.

By:	/s/ Michael D. Pruitt
Michael D. Pruitt
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description